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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees of
American Financial Realty Trust:

        We consent to the use of our reports as follows, which are all incorporated by reference herein:

  •
  Report dated February 28, 2007, except as to Notes 9 and 11, which are as of November 19, 2007, with respect to the consolidated balance sheets of American Financial Realty Trust and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2006.

  •
  Report dated February 28, 2007 with respect to financial statement schedule III as of December 31, 2006.

  •
  Report dated February 28, 2007 with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006.

        Our report dated February 28, 2007 on the consolidated financial statements refers to an accounting change as the result of the Company's adoption of SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.

        In addition, we consent to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 3, 2008

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM